SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549



                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                               (Amendment No. 2)*



                                   CLARK INC.
                             -----------------------
                                (Name of Issuer)


                                  Common Stock
                             -----------------------
                         (Title of Class of Securities)


                                    180668105
                             -----------------------
                                 (CUSIP Number)


                                 August 8, 2003
                             -----------------------
             (Date of Event Which Requires Filing of this Statement)



     Check the appropriate box to designate the rule pursuant to which this
                               Schedule is filed:

                                [ ] Rule 13d-1(b)

                                [X] Rule 13d-1(c)

                                [ ] Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

-------------------                                           ------------------
CUSIP No. 180668105                    13G                    Page 2 of 12 Pages
-------------------                                           ------------------

------------ -------------------------------------------------------------------
(1) Names of Reporting Persons/I.R.S. Identification Nos. of Above Persons (entities only)

             Swiss Reinsurance Company
------------ -------------------------------------------------------------------
(2)          Check the Appropriate Box if a Member of a Group (See Instructions)
                                                                         (a) [ ]
                                                                         (b) [ ]
------------ -------------------------------------------------------------------
(3)          SEC Use Only
------------ -------------------------------------------------------------------
(4)          Citizenship or Place of Organization

             Switzerland
------------------------------- ------------------------------------------------
                    (5)         Sole Voting Power
                                -0-
                   ------------ ------------------------------------------------
Number of           (6)         Shared Voting Power
Shares
Beneficially                    -0-
Owned              ------------ ------------------------------------------------
by Each             (7)         Sole Dispositive Power
Reporting
Person With                     -0-
                   ------------ ------------------------------------------------
                    (8)         Shared Dispositive Power

                                -0-
------------ -------------------------------------------------------------------
(9)          Aggregate Amount Beneficially Owned by Each Reporting Person

             -0-
------------ -------------------------------------------------------------------
(10)         Check if the Aggregate Amount in Row (9) Excludes Certain Shares
             (See Instructions)                                              [ ]
------------ -------------------------------------------------------------------
(11)         Percent of Class Represented by Amount in Row (9)

             -0-
------------ -------------------------------------------------------------------
(12) Type of Reporting Person (See Instructions)

             CO
------------ -------------------------------------------------------------------

-------------------                                           ------------------
CUSIP No. 180668105                    13G                    Page 3 of 12 Pages
-------------------                                           ------------------

------------ -------------------------------------------------------------------
(1) Names of Reporting Persons/I.R.S. Identification Nos. of Above Persons (entities only)

             Swiss Re America Holding Corporation
------------ -------------------------------------------------------------------
(2)          Check the Appropriate Box if a Member of a Group (See Instructions)
                                                                         (a) [ ]
                                                                         (b) [ ]
------------ -------------------------------------------------------------------
(3)          SEC Use Only
------------ -------------------------------------------------------------------
(4)          Citizenship or Place of Organization

             Delaware
------------------------------- ------------------------------------------------
                    (5)         Sole Voting Power
                                -0-
                   ------------ ------------------------------------------------
Number of           (6)         Shared Voting Power
Shares
Beneficially                    -0-
Owned              ------------ ------------------------------------------------
by Each             (7)         Sole Dispositive Power
Reporting
Person With                     -0-
                   ------------ ------------------------------------------------
                    (8)         Shared Dispositive Power

                                -0-
------------ -------------------------------------------------------------------
(9)          Aggregate Amount Beneficially Owned by Each Reporting Person

             -0-
------------ -------------------------------------------------------------------
(10)         Check if the Aggregate Amount in Row (9) Excludes Certain Shares
             (See Instructions)                                              [ ]
------------ -------------------------------------------------------------------
(11)         Percent of Class Represented by Amount in Row (9)

             -0-
------------ -------------------------------------------------------------------
(12)         Type of Reporting Person (See Instructions)

             CO
------------ -------------------------------------------------------------------

-------------------                                           ------------------
CUSIP No. 180668105                    13G                    Page 4 of 12 Pages
-------------------                                           ------------------

------------ -------------------------------------------------------------------
(1) Names of Reporting Persons/I.R.S. Identification Nos. of Above Persons (entities only)

             Conning Corporation
------------ -------------------------------------------------------------------
(2)          Check the Appropriate Box if a Member of a Group (See Instructions)
                                                                         (a) [ ]
                                                                         (b) [ ]
------------ -------------------------------------------------------------------
(3)          SEC Use Only
------------ -------------------------------------------------------------------
(4)          Citizenship or Place of Organization

             Missouri
------------------------------- ------------------------------------------------
                    (5)         Sole Voting Power
                                -0-
                   ------------ ------------------------------------------------
Number of           (6)         Shared Voting Power
Shares
Beneficially                    -0-
Owned              ------------ ------------------------------------------------
by Each             (7)         Sole Dispositive Power
Reporting
Person With                     -0-
                   ------------ ------------------------------------------------
                    (8)         Shared Dispositive Power

                                -0-
------------ -------------------------------------------------------------------
(9)          Aggregate Amount Beneficially Owned by Each Reporting Person

             -0-
------------ -------------------------------------------------------------------
(10)         Check if the Aggregate Amount in Row (9) Excludes Certain Shares
             (See Instructions)                                              [ ]
------------ -------------------------------------------------------------------
(11)         Percent of Class Represented by Amount in Row (9)

             -0-
------------ -------------------------------------------------------------------
(12)         Type of Reporting Person (See Instructions)

             CO
------------ -------------------------------------------------------------------

-------------------                                           ------------------
CUSIP No. 180668105                    13G                    Page 5 of 12 Pages
-------------------                                           ------------------

------------ -------------------------------------------------------------------
(1) Names of Reporting Persons/I.R.S. Identification Nos. of Above Persons (entities only)

             Conning, Inc.
------------ -------------------------------------------------------------------
(2)          Check the Appropriate Box if a Member of a Group (See Instructions)
                                                                         (a) [ ]
                                                                         (b) [ ]
------------ -------------------------------------------------------------------
(3)          SEC Use Only
------------ -------------------------------------------------------------------
(4)          Citizenship or Place of Organization

             Delaware
------------------------------- ------------------------------------------------
                    (5)         Sole Voting Power
                                -0-
                   ------------ ------------------------------------------------
Number of           (6)         Shared Voting Power
Shares
Beneficially                    -0-
Owned              ------------ ------------------------------------------------
by Each             (7)         Sole Dispositive Power
Reporting
Person With                     -0-
                   ------------ ------------------------------------------------
                    (8)         Shared Dispositive Power

                                -0-
------------ -------------------------------------------------------------------
(9)          Aggregate Amount Beneficially Owned by Each Reporting Person

             -0-
------------ -------------------------------------------------------------------
(10)         Check if the Aggregate Amount in Row (9) Excludes Certain Shares
             (See Instructions)                                              [ ]
------------ -------------------------------------------------------------------
(11)         Percent of Class Represented by Amount in Row (9)

             -0-
------------ -------------------------------------------------------------------
(12)         Type of Reporting Person (See Instructions)

             CO
------------ -------------------------------------------------------------------

-------------------                                           ------------------
CUSIP No. 180668105                    13G                    Page 6 of 12 Pages
-------------------                                           ------------------

------------ -------------------------------------------------------------------
(1) Names of Reporting Persons/I.R.S. Identification Nos. of Above Persons (entities only)

             Conning & Company
------------ -------------------------------------------------------------------
(2)          Check the Appropriate Box if a Member of a Group (See Instructions)
                                                                         (a) [ ]
                                                                         (b) [ ]
------------ -------------------------------------------------------------------
(3)          SEC Use Only
------------ -------------------------------------------------------------------
(4)          Citizenship or Place of Organization

             Connecticut
------------------------------- ------------------------------------------------
                    (5)         Sole Voting Power
                                -0-
                   ------------ ------------------------------------------------
Number of           (6)         Shared Voting Power
Shares
Beneficially                    -0-
Owned              ------------ ------------------------------------------------
by Each             (7)         Sole Dispositive Power
Reporting
Person With                     -0-
                   ------------ ------------------------------------------------
                    (8)         Shared Dispositive Power

                                -0-
------------ -------------------------------------------------------------------
(9)          Aggregate Amount Beneficially Owned by Each Reporting Person

             -0-
------------ -------------------------------------------------------------------
(10)         Check if the Aggregate Amount in Row (9) Excludes Certain Shares
             (See Instructions)                                              [ ]
------------ -------------------------------------------------------------------
(11)         Percent of Class Represented by Amount in Row (9)

             -0-
------------ -------------------------------------------------------------------
(12)         Type of Reporting Person (See Instructions)

             CO
------------ -------------------------------------------------------------------

Item 1(a)      Name of Issuer:

               Clark Inc. (the "Issuer")

Item 1(b)      Address of Issuer's Principal Executive Offices:

               102 S. Wynstone Park Drive, Suite 200
               North Barrington, IL 60010

Item 2(a)      Name of Persons Filing:

               Swiss Reinsurance Company ("Swiss Re")

               Swiss Re America Holding Corporation ("Swiss Re America")

               Conning Corporation ("Conning Corp.")

               Conning, Inc.

               Conning & Company ("Conning")

     This statement is being filed jointly by the above-listed parties ("Reporting Persons"). Swiss Re owns all of the outstanding capital stock of Swiss Re America, which owns all of the outstanding capital stock of Conning Corp., which owns all of the outstanding capital stock of Conning, Inc., which owns all of the outstanding capital stock of Conning, which until August 8, 2003 was the managing member of Conning Investment Partners V, LLC ("Conning Investment"), which is the general partner of Conning Insurance Capital Limited Partnership V, L.P. ("CICLP" and, together with Conning Investment, the "Former Joint Filers"), which directly owns 1,100,000 shares of common stock, par value $0.01 per share, of the Issuer (the "Common Stock").

     On August 8, 2003, Conning ceased to be the managing member of Conning Investment, but continues to be a member thereof. Accordingly, none of the Reporting Persons may be deemed to beneficially own the 1,100,000 shares of Common Stock that are indirectly beneficially owned by Conning Investment and directly beneficially owned by CICLP. In addition, the Reporting Persons and the Former Joint Filers no longer may be deemed to constitute a "group" within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). The Reporting Persons and the Former Joint Filers have terminated the Agreement Among Reporting Persons (the "Filing Agreement"), which was attached as Exhibit A to Amendment No. 1 to Schedule 13G filed with the Securities and Exchange Commission (the "Commission") by the Reporting Persons and the Former Joint Filers on February 13, 2002 with respect to the Common Stock. The Reporting Persons and the Former Joint Filers will no longer make any joint filings with the Commission on Schedule 13G with respect to the securities of the Issuer, provided that each Reporting Person will independently make such filings with the Commission relating to the securities of the Issuer as it may be required to make under the Exchange Act or the rules promulgated thereunder.

Item 2(b)      Address of Principal Business Office or, if None, Residence:

               For Swiss Re:
                   Mythenquai 50/60
                   CH-8022 Zurich, Switzerland

               For Swiss Re America:
                   175 King Street
                   Armonk, NY 10504

               For Conning Corp., Conning, Inc. and Conning:
                   City Place II, 185 Asylum Street
                   Hartford, CT 06103-4105

Item 2(c)      Citizenship:

               Swiss Re is a Swiss corporation.

               Swiss Re America is a Delaware corporation.

               Conning Corp. is a Missouri corporation.

               Conning, Inc. is a Delaware corporation.

               Conning is a Connecticut corporation.

Item 2(d)      Title of Class of Securities:

               Common Stock, par value $0.01 per share.

Item 2(e)      CUSIP Number:

               180668105

Item 3. If this statement is filed pursuant to ss.ss. 240.13d-1(b) or 240.13d-2(b) or (c), check whether the person is filing as a:

               Not applicable.

Item 4         Ownership

         (a)   Amount beneficially owned:

               Swiss Re:                                                   0.

               Swiss Re America:                                           0.

               Conning Corp.:                                              0.

               Conning, Inc.:                                              0.

               Conning:                                                    0.

         (b)   Percent of class:

               Swiss Re:                                                    0%.

               Swiss Re America:                                            0%.

               Conning Corp.:                                               0%.

               Conning, Inc.:                                               0%.

               Conning:                                                     0%.

         (c)   Number of shares as to which the Reporting Persons have:

               (i)   Sole power to vote or direct the vote

                     Swiss Re:                                           0.

                     Swiss Re America:                                   0.

                     Conning Corp.:                                      0.

                     Conning, Inc.:                                      0.

                     Conning:                                            0.

               (ii)  Shared power to vote or direct the vote

                     Swiss Re:                                           0.

                     Swiss Re America:                                   0.

                     Conning Corp.:                                      0.

                     Conning, Inc.:                                      0.

                     Conning:                                            0.

               (iii) Sole power to dispose or to direct the disposition of

                     Swiss Re:                                           0.

                     Swiss Re America:                                   0.

                     Conning Corp.:                                      0.

                     Conning, Inc.:                                      0.

                     Conning:                                            0.

               (iv) Shared power to dispose or to direct the disposition of

                     Swiss Re:                                           0.

                     Swiss Re America:                                   0.

                     Conning Corp.:                                      0.

                     Conning, Inc.:                                      0.

                     Conning:                                            0.

Item 5.        Ownership of Five Percent or Less of a Class

               If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following .

Item 6.        Ownership of More Than Five Percent on Behalf of Another Person

               Not applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company or Control Person

               Not applicable.

Item 8.        Identification and Classification of Members of the Group

               Not applicable.

Item 9.        Notice of Dissolution of Group

     On August 8, 2003, Conning ceased to be the managing member of Conning Investment, but continues to be a member thereof. Accordingly, none of the Reporting Persons may be deemed to beneficially own the 1,100,000 shares of Common Stock that are indirectly beneficially owned by Conning Investment and directly beneficially owned by CICLP. In addition, the Reporting Persons and the Former Joint Filers no longer may be deemed to constitute a "group" within the meaning of Section 13(d)(3) of the Exchange Act. The Reporting Persons and the Former Joint Filers have terminated the Filing Agreement. The Reporting Persons and the Former Joint Filers will no longer make any joint filings with the Commission on Schedule 13G with respect to the securities of the Issuer, provided that each Reporting Person will independently make such filings with the Commission relating to the securities of the Issuer as it may be required to make under the Exchange Act or the rules promulgated thereunder.

Item 10.       Certifications

     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purposes of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: August 18, 2003                  SWISS REINSURANCE COMPANY

                                        By: /s/ Herbert G. Buff
                                            ------------------------------
                                            Name:  Herbert G. Buff
                                            Title: Member of Senior Management


                                        By: /s/ Andre Pfanner
                                            ------------------------------
                                            Name:  Andre Pfanner
                                            Title: Member of Senior Management


Dated: August 18, 2003                  SWISS RE AMERICA HOLDING CORPORATION

                                        By: /s/ Jacques Dubois
                                            ------------------------------
                                            Name:  Jacques Dubois
                                            Title: President & Chief Executive
                                                   Officer


                                        By: /s/ W. Weldon Wilson
                                            ------------------------------
                                            Name:  W. Weldon Wilson
                                            Title: Assistant Vice President


Dated: August 18, 2003                  CONNING CORPORATION

                                        By: /s/ William M. Bourque
                                            ------------------------------
                                            Name:  William M. Bourque
                                            Title: Vice President



                                        By: /s/ Glenn R. Heiser
                                            ------------------------------
                                            Name:  Glenn R. Heiser
                                            Title: Chief Administrative Officer

Dated: August 18, 2003                  CONNING, INC.

                                        By: /s/ William M. Bourque
                                            ------------------------------
                                            Name: William M. Bourque
                                            Title: Vice President


                                        By: /s/ Glenn R. Heiser
                                            ------------------------------
                                            Name:  Glenn R. Heiser
                                            Title: Chief Administrative Officer


Dated: August 18, 2003                              CONNING & COMPANY

                                        By: /s/ William M. Bourque
                                            ------------------------------
                                            Name:  William M. Bourque
                                            Title: Vice President



                                        By: /s/ Glenn R. Heiser
                                            ------------------------------
                                            Name:  Glenn R. Heiser
                                            Title: Chief Administrative Officer